Exhibit 99.B(d)(2)

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the 17th day of June, 2014, by and between The Motley Fool Funds Trust, a Delaware statutory trust (the “Trust”), and Motley Fool Asset Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Trust and the Adviser previously have entered into an investment advisory agreement dated June 15, 2009, and are hereby amending and restating that agreement; and

WHEREAS, the Trust desires to continue to retain the Adviser to render investment advisory and other services to each series of the Trust set forth on Schedule A hereto (each a “Fund” and, collectively, the “Funds”), as such schedule may be amended from time to time, and the Adviser desires to continue to provide such services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and the Adviser agree as follows:

1.              The Trust hereby retains the Adviser to act as investment adviser to the Funds and, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to manage the investment activities of the Funds and to provide certain other services to the Trust as hereinafter set forth.  Without limiting the generality of the foregoing, the Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of each Fund in a manner consistent with the investment objective, policies and restrictions of that Fund and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by each Fund and the timing of such purchases, sales and dispositions; and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of each Fund, as the Adviser shall deem necessary or appropriate.  The Adviser shall furnish to or place at the disposal of the Trust such of the information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Trust may, from time to time, reasonably request.

2.              The Adviser shall assist in the selection of and the negotiation of agreements with, and monitor the quality of services provided by, the Trust’s administrator, custodian, transfer agent, and other organizations that provide services to the Trust (but the Trust shall pay the fees and expenses of the administrator, custodian and transfer agent and such other organizations and the Adviser shall not be responsible for the acts or omissions of such service providers).  The Adviser shall also provide such additional management and administrative services as may reasonably be required in connection with the business affairs and operations of the Trust beyond those furnished by the Trust’s administrator.

3.              The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Adviser or furnished to the Trust under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser may desire.

4.              The Adviser shall, at its own expense, create and maintain a website on behalf of the Trust, which website will be the property of the Adviser.

5.              The Trust will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Funds and the Trust as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

6.              The Adviser shall bear the cost of rendering the services to be performed or furnished by it under this Agreement, and shall provide the Trust with such office space, facilities, equipment, clerical help, and other personnel and services as the Trust shall reasonably require in the conduct of its business.  The Adviser shall also bear the cost of telephone service, heat, light, power and other utilities provided to the Trust.  The salaries of officers of the Trust, and the fees and expenses of Trustees of the Trust, who are also directors, officers or employees of the Adviser, or who are officers or employees of any company affiliated with the Adviser, shall be paid and borne by the Adviser or such affiliated company.

7.              The Trust assumes and shall pay or cause to be paid all expenses of the Trust not expressly assumed by the Adviser under this Agreement, including without limitation: any payments pursuant to any plan of distribution adopted by the Trust; the fees, charges and expenses of any registrar, custodian, accounting agent, administrator, stock transfer and dividend disbursing agent; brokerage commissions; taxes; registration costs of the Trust and its shares under federal and state securities laws; the costs and expenses of engraving and printing stock certificates; the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Trust and the Funds, and supplements thereto, to the Trust’s shareholders; all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees and members of any advisory board or committee who are not also officers, directors or employees of the Adviser or who are not officers or employees of any company affiliated with the Adviser; all expenses incident to any dividend, withdrawal or redemption options; charges and expenses of any outside service used for pricing of the Funds’ shares; fees and expenses of legal counsel to the Trust and its Trustees; fees and expenses of the Trust’s independent accountants; membership dues of industry associations; interest payable on borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust which inure to its benefit; and extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).

8.              As full compensation for the services and facilities furnished to the Funds and the Trust and the expenses assumed by the Adviser under this Agreement, each Fund shall pay to the Adviser a monthly fee computed at the annual rate set forth in Schedule A to this Agreement based on the Fund’s average daily net assets during the month.  The fee paid by each Fund shall be paid monthly in arrears, promptly after the end of the month.

9.              The Adviser will use its best efforts in the supervision and management of the investment activities of the Trust and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the

Adviser, its members, officers and employees and their respective affiliates, executors, heirs, assigns, successors and other legal representatives and members, officers and employees of affiliates of the Adviser (the “Affiliates”) shall not be liable to the Trust or the Funds for any error of judgment or any mistake of law or for any act or omission by the Adviser or by any of the Affiliates.

10.       Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or investment manager for any other person, firm, corporation or account nor in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

11.       The Trust acknowledges and agrees, in accordance with the provisions of Article VIII, Section 9 of the Trust’s Declaration of Trust effective as of November 14, 2008 (the “Declaration of Trust”), that the name “The Motley Fool,” the “The Motley Fool” logo and all rights to the use of such name or logo (or any derivatives of such name or logo) as part of the name of the Trust and the Funds or otherwise belong to The Motley Fool Holdings, Inc. (“TMF Holdings”).  The Adviser, with the authorization of TMF Holdings, hereby consents to the use by the Trust of such name and logo and has granted to the Trust a non-exclusive license to use such name (and the name “Motley Fool”) as part of the name of the Trust and the name of the Funds.  In the event an affiliate of TMF Holdings ceases to serve as the investment adviser of the Trust or the Funds, this non-exclusive license granted herein may be revoked in whole or in part by the Adviser or by TMF Holdings, and the Trust shall promptly cease using the name “The Motley Fool” (and the name “Motley Fool”) as part of its name and the name of the Funds and cease use of “The Motley Fool” logo, unless otherwise consented to by TMF Holdings or any successor to its interest in such name.

12.       This Agreement shall remain in effect for an initial term expiring two years after the date of its execution, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of each Fund, as defined by the 1940 Act and the rules thereunder, or by the Board; provided that in either event such continuance is also approved by a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined by the 1940 Act) of any such party (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval; and provided, however, that: (a) the Trust may at any time, without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Adviser, either by majority vote of the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act and the rules thereunder); (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) the Adviser may terminate this Agreement without payment of penalty on sixty days’ written notice to the Trust.

13.       Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

14.       This Agreement may be amended only by the written agreement of the parties.  Any amendment shall be required to be approved by the Board and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder.  Any amendment shall also be required to be approved by a vote of shareholders of the Trust as, and to the extent, required by the 1940 Act and the rules thereunder.  This Agreement may be amended to make it applicable to one or more additional series of the Trust which may hereafter be formed and such amendment need not be approved by the vote of the holders of shares of the Funds.

15.       This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16.       The Trust represents that this Agreement has been duly approved by the Board, including a majority of the Independent Trustees, and by shareholders of the Trust in accordance with the requirements of the 1940 Act and the rules thereunder.

17.       The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and that the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

THE MOTLEY FOOL FUNDS TRUST

By:
[name]
[title]

MOTLEY FOOL ASSET MANAGEMENT, LLC

By:
[name]
[title]

SCHEDULE A

DATED JUNE 17, 2014

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

DATED JUNE 17, 2014

Fund	Fee
Motley Fool Independence Fund	0.85%
Motley Fool Great America Fund	0.85%
Motley Fool Epic Voyage Fund	0.85%